                                                                   Exhibit 10(B)

                                August 4, 2000


Mr. Walter M. Higgins
4318 Whitewater Creek Road
Atlanta, Georgia 30327

Dear Walt:

          On behalf of the Board of Directors, I am pleased to offer you the position of Chairman, Chief Executive Officer and President of Sierra Pacific Resources. Your primary work location will be Las Vegas, Nevada. We expect that you will assume your duties as soon as possible.

          Your starting base salary in this position will be $590,000. You will also be eligible for an annual cash incentive under the Company's Short-Term Incentive Program of 65% of your base salary. For the year 2000, we will pay you $397,881, representing 83% of the incentive payment you would have earned as of September 30, 2000, and would have received had you remained at AGL Resources until about November 1, 2000. The Company will also pay you one-half of 38% of the year 2000 Sierra Pacific Resources Short-Term Incentive Program payment, provided you meet certain expectations of the Sierra Pacific Resources Board of Directors during the last part of the year, and one-half of 38% of the year 2000 Sierra Pacific Resources Short-Term Incentive Program payment based on the same goals and under the same terms and conditions as exist for all other officers of Sierra Pacific Resources. Future payments of the short-term incentive is at the discretion of the Board of Directors and will be based on corporate and personal performance. Actual payout may vary from 0% to 150% of target.

          Long-term incentives for the position are in accordance with the Plan approved by shareholders and administered by the Board of Directors. At this time, long-term incentives consist of Non-Qualified Stock Options (NQSOs) and performance shares. For your position the long term incentive is targeted at 140% of your base salary. Although the 2001 grant of stock options has not yet been finalized, I am projecting that you will receive no less than 104,000 NQSOs effective January 2001. The NQSOs vest one-third per year and are fully vested after the third year. You will also receive a performance share grant of not less than 13,200 shares effective January 1, 2001. The Board will decide the performance measurement for the 2001 grant later this year. You will also be eligible to participate on a pro-rata basis (28 of 36 months or 10,164 shares) in the 2000-2002 performance share grant made earlier this year. The measurements for this grant are based on the achievement of certain strategic goals, which are outlined on the enclosed exhibit.

          As a special inducement for you to join Sierra Pacific Resources, the Board has also authorized the following incentives. A Restricted Stock Grant of 16,000 shares. These shares will vest over a four-year period as follows:
4,000 shares in September 2002; 5,000 shares in September 2003; and 8,000 shares in September 2004. At the time of

Mr. Walter M. Higgins
August 4, 2000
Page 2 of 3


payment, the Company will provide you a cash payment grossed-up for taxes in which to pay your income taxes on this stock grant.

          As Chairman and Chief Executive Officer, you will be expected to maintain two times your annual compensation in Sierra Pacific Resources stock. You will have five years to achieve this level. Also, in addition, you will receive a special stock option grant of 400,000 NQSOs at a strike price to be set based on the closing stock price on the day you verbally commit to this offer. These options will vest 25% over the next four years and if the stock price meets certain levels.

          You will be eligible to participate in the Company's Supplemental Executive Retirement Plan ("SERP") and eligible for benefits under this Plan, including a maximum benefit of 60% of your Final Average Earnings. You will be provided credit for your previous years of service plus the years you have been with your current employer, but the benefits will be reduced by any other qualified benefits you receive from AGL Resources or Louisville Gas & Electric. If you are involuntarily terminated except for cause, you will be automatically vested in the SERP and SERP benefits will be calculated as though you had reached age 62.

          The Company will also provide you life insurance coverage of $2,000,000 contingent upon completion of a physical exam performed by a doctor selected by our insurance carrier. This will be in addition to a $1,000,000 policy in the event that you die while traveling on Company business.

          You will be eligible for all regular employee benefits including a 401K plan that matches employee contributions dollar for dollar up to 6% and Sierra Pacific Resources' Deferred Compensation Plan. You will receive a perquisite allowance of $30,000 to cover such expenses as a car, tax preparation and club memberships. The Company will, subject to Board approval and discretion, bear the expense of memberships in appropriate clubs and facilities at appropriate locations for the purpose of advancing and protecting the business interests of the Company. You will receive paid time off ("PTO") based on your total years of professional work experience. In 2001 your paid time off allowance will be 33 days. In 2000 we will provide you 15 days.

          In addition to the benefits described above, in the event you are terminated for reasons other than (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on your own volition and without actually being requested to resign by the Board, you will receive within thirty days of termination, one year base salary and target incentive. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year and agreement not to disparage the Company. You will also be requested to sign a Change in Control agreement that will provide you severance benefits including three times your base and annual target incentive and grossed up for excise taxes in the event of your termination resulting from a change in control.

Mr. Walter M. Higgins
August 4, 2000
Page 3 of 3


          This offer includes reimbursement for reasonable relocation expenses, including travel, until your family moves, packing and transportation of your household good, and commission on the sale of your home.

          As is Sierra's policy, all hiring offers are contingent on a drug analysis test. We can arrange for you to have this test at a time and place convenient for you. Also, you will need to provide us proof of U.S. citizenship on your first day of work. This would include a copy of your birth certificate, driver's license, or social security card.

          The position being offered to you is one of trust and confidence. In accepting the position you are agreeing that, in addition to any other limitation and regardless of circumstances or any future limitation or condition of your employment, that, except as may be required by subpoena or other process of law, you will not divulge, disclose or otherwise communicate directly or indirectly to any person, agency, or entity any knowledge relating to documents, transactions, or any confidential knowledge or proprietary information which you acquire with respect to the business of Sierra Pacific Resources or any of its affiliated companies

          To indicate acceptance of this offer, please sign below and return one signed original of this letter to Mary Jane Reed, Vice President, Human Resources, as soon as possible.

          The Board of Directors and I are delighted you have accepted the opportunity to join this Company. We believe, with your contribution, we will accomplish great things for our shareholders, our customers, our employees and our communities. Welcome aboard!

                                        Sincerely,


                                        James R. Donnelley
                                        Acting Chairman of the Board


JRD:jan
HIGGINSAGRMT


Accepted:



By__________________________
  Walter M. Higgins